FIRST AMENDMENT (“FIRST AMENDMENT”) TO THE UNIT PURCHASE AGREEMENT by and between CHARGE ENTERPRISES, INC., NEXTRIDGE, INC., PAUL M. WILLIAMS, and GREENSPEED ENERGY SOLUTIONS, L.L.C., DATED AS OF AUGUST 1, 2023 (“AUGUST UPA”)

This First Amendment, dated as of January 8, 2024, is entered into by and among NEXTRIDGE, INC., a New York corporation (“Buyer”), CHARGE ENTERPRISES, INC., a Delaware corporation and the ultimate parent of Buyer (“Charge”), PAUL M. WILLIAMS, an individual with an address at 7315 Chattahoochee Bluff Drive, Atlanta, GA 30350 (the “Member”), and GREENSPEED ENERGY SOLUTIONS, L.L.C., a Georgia limited liability company (the “Company”). Terms used herein shall have the meanings set forth in the August UPA unless otherwise defined herein.

WHEREAS, on August 1, 2023, the parties closed the transactions contemplated by the August UPA, including the purchase by Buyer of all of the outstanding membership interests of the Company;

WHEREAS, Section 1.6 of the August UPA provides for additional consideration for the membership interests based on the achievement of certain milestones that are based on EBITDA of the Company over the two years following the Closing;

WHEREAS, the Parties recognize a change in the focus and agreed upon responsibility of the Member since the date of Closing, including the integration of the Company with Charge Infrastructure, a business unit of ANS Advanced Network Services, LLC, a subsidiary of Buyer (“Charge Infrastructure”);

WHEREAS, the integration of the Company with Charge Infrastructure resulted in a significant amount of time by the Member to evaluate, manage, and make appropriate changes within the operations of Charge Infrastructure;

WHEREAS, in recognition of the foregoing significant change in responsibilities of the Member, the Parties wish to amend the definition of EBITDA within Section 1.6, Earnout, of the August UPA.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

The definition of EBITDA within Section 1.6 (b) of the August UPA is amended and restated in its entirety as follows:

“(iv)         “EBITDA” means, for each Earnout Measurement Period, combined earnings generated by both (1) the Company and (2) Charge Infrastructure, as determined in accordance with the Accounting Principles during each Earnout Measurement Period, calculated before allocation of interest, tax, depreciation or amortization. For the sake of clarity, all references to “Company” in Section 1.6, regarding the calculation of EBITDA shall be deemed to include Charge Infrastructure.”

Except as otherwise provided in this First Amendment, all other terms and provisions set forth in the August UPA shall remain in full force and effect.

IN WITNESS WHEREOF, each party has duly executed and delivered this First Amendment as of the date first above written.

“BUYER” NEXTRIDGE, INC. By: /s/ Craig Denson Name: Craig Denson Title: Treasurer & Chairman

CHARGE ENTERPRISES, INC.

By: /s/ Craig Denson
 Name: Craig Denson
 Title: Interim CEO & COO

“COMPANY”

GREENSPEED ENERGY SOLUTIONS, L.L.C.

By:          /s/ Paul M. Williams
Name: Paul Williams
Title: President & CEO

“MEMBER” /s/ Paul M. Williams Paul M. Williams